Exhibit 17.2

March 18, 2009

To the Glowpoint Board of Directors,

I hereby resign from Glowpoint’s Board of Directors and any committees thereof effective immediately.  My resignation is not attributable to any disagreement I may have.

/s/ Aziz Ahmad
Aziz Ahmad